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                                                                    EXHIBIT 4(b)

                               AMENDMENT NO. 1 TO
                              CARDINAL HEALTH, INC.
                      INCENTIVE DEFERRED COMPENSATION PLAN
                (as amended and restated effective July 1, 1997)


         Effective as of November 3, 1999, the Cardinal Health, Inc. Incentive Deferred Compensation Plan, as amended and restated effective July 1, 1997, (the "Original Plan"), is hereby amended by this Amendment No. 1 as follows:

1. Article II is hereby deleted and replaced in its entirety by the following:

                            All persons subject to Section 16 of the Securities Exchange Act of 1934, as amended (each a "Reporting Person"), except for those Reporting Persons who are not participating in this Plan as of the date of this Amendment No. 1 and who are parties to an employment agreement that does not specifically provide for participation in this Plan, shall automatically be eligible to participate in the Plan. In addition, the Chairman of Cardinal Health, Inc. may select, within his sole discretion, other employees eligible to participate in the Plan. Only high income or key management employees are eligible for selection by the Chairman. If you are an eligible Reporting Person or you are chosen by the Chairman to participate in the Plan, you will sign an Incentive Deferred Compensation Agreement which details the requirements you must satisfy to be eligible to receive this supplemental retirement benefit from the Company. The Chairman will review and determine his selections each year. Thus, selection in one year does not automatically confer a right to participant in succeeding years, provided, however, that all Reporting Persons described above shall at all times during which they are a Reporting Person be eligible to participate in the Plan. If you were a participant one year but are not eligible in a succeeding year, you will still be a participant, but will be treated as "inactive."

2. The first paragraph under Article III is hereby deleted and replaced in its entirety by the following:

                            The Plan is considered to be an "unfunded" arrangement as amounts generally will not be set aside or held by the Company in a trust, escrow, or similar account or fiduciary relationship on your behalf. Each participant's rights to benefits under the Plan are equivalent to the rights of any unsecured general creditor of the Company. However, the Company may open accounts with one or more investment companies selected by the Chairman, in his discretion, and may invest funds subject to this Plan in those investment companies. The Company also may establish a deferred compensation trust (rabbi or otherwise) in connection with the Plan. Each participant may be permitted to direct how the portion of the Company's funds allocable to him or her is invested from among the available alternatives, if such investment accounts are established. The Company currently expects any such alternatives to be similar to those available under the Qualified Plan, but is not obligated to make these or any other particular investment options available. If a participant is permitted to direct how the portion of the Company's funds allocable to him or her is invested among the available alternatives, the participant may be permitted to change such direction from time to time; provided, however, that in no event shall a participant be permitted to change any investment in a Cardinal Stock Account (defined below) to any other investment alternative, except as to future funds allocable to him or her as provided below under the heading "Election to Defer into Common Shares". All investments shall at all times continue to be a part of the Company's general assets.

3. The paragraph describing "Deferral Value" in Article III is hereby deleted in its entirety and replaced by the following:

                            Second, to encourage each participant to invest in his or her own future, you may also elect to defer your compensation from the Company. You may elect (within 30 days of when you first become eligible to participate in the Plan for your initial year of participation or, for subsequent years, not later than the December 31 prior to each such year) to defer payment of a portion of your compensation


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         to be earned during the balance of the current or next calendar year, as applicable, as a credit to your Accumulations. Except as set forth below, the minimum amount you may defer is 1% and the maximum is 20% of your compensation. Under special circumstances, the Chairman may also determine, in his discretion, that any participant who is not a Reporting Person may be periodically eligible to make a special election after the beginning of the year to defer any compensation for the remainder of the year which is not yet payable to such participant. Notwithstanding the foregoing, the Chairman may defer up to a maximum of 100% of his compensation into the Plan. These voluntary deferrals by all participants, adjusted for earnings or losses as described below, are known as the "Deferral Value." The Company may, in its discretion, establish and change from time to time a maximum limitation on deferral contributions for participants who are not Reporting Persons.

4. Three new paragraphs are hereby added to the end of Article III which provide as follows:

                            ELECTION TO DEFER INTO COMMON SHARES: Subject to the provisions of this Article III, whenever you make a deferral election pursuant to the terms of this Plan, you may also elect to have all or a portion of the Accumulations to be deemed invested in common shares, without par value ("Common Shares"), of the Company (such deferred Accumulations, the "Share Election Accumulations"). On the date when your Share Election Accumulations would otherwise be payable to you (if you had not elected to defer such payment) (the "Payment Date"), the Company will credit to a separate account (your "Cardinal Stock Account") a number of hypothetical Common Shares (and fractions thereof) having a Value equal to the Share Election Accumulations. For purposes of this Plan, the "Value" of a Common Share on a particular day shall mean the closing trading price of a Common Share on the New York Stock Exchange on that day (or, if there is no trading of the Common Shares on that day, on the most recent previous date on which trading occurred). Any election made pursuant to this paragraph shall be irrevocable for all Accumulations earned during the calendar year for which the election is made. Any election made pursuant to this paragraph shall remain in effect for Accumulations earned in subsequent calendar years unless you deliver a written notice to the Secretary of the Company setting forth a different deferral election, which shall be applied to future calendar years until further written notice is received by the Secretary of the Company pursuant to this section. Notwithstanding the foregoing, if any deferral election into Common Shares would make a transaction between the Company and any other entity ineligible for pooling-of-interests accounting under APB No. 16 that but for the nature of such deferral would otherwise be eligible for such accounting treatment, such deferral election shall be treated as a deferral election into the other available funds pro-rata.

                            If any recapitalization, reorganization, reclassification, consolidation, merger of Cardinal Health, Inc. ("Cardinal") or the Company or any sale of all or substantially all of Cardinal's or the Company's assets to another person or entity or other transaction which is effected in such a way that holders of Common Shares are entitled to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Common Shares (each an "Organic Change") shall occur, then your Cardinal Stock Account (if any) shall be adjusted so as to contain such shares of stock, securities or assets (including cash) as would have been issued or payable with respect to or in exchange for the number of Common Shares credited thereto immediately before such Organic Change, if such Common Shares had been outstanding. If the assets held in your Cardinal Stock Account immediately after such adjustment are not equity securities, then you shall be permitted to re-direct the investment thereof into the other investment choices then available under this Plan.

                            In the case of your Cardinal Stock Account (if any), the earnings (or losses) credited to such account shall consist solely of dividend equivalent credits pursuant to this paragraph. Whenever a dividend or other distribution is made with respect to the Common Shares, then your Cardinal Stock Account shall be credited, on the payment date for such dividend or other distribution (the "Dividend Payment Date"), with a number of additional Common Shares having a Value, as of the Dividend Payment Date, based upon the number of Common Shares deemed to be held in your Cardinal Stock Account as of the record date for such dividend or other distribution (the "Dividend Record Date"), if such Common Shares were outstanding. If such dividend or other distribution is in the form of cash, the number of Common Shares so credited shall be a number of Common Shares (and fractions thereof) having a Value,


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         as of the Dividend Payment Date, equal to the amount of cash that would have been distributed with respect to the Common Shares deemed to be held in your Cardinal Stock Account as of the Dividend Record Date, if such Common Shares were outstanding. If such dividend or other distribution is in the form of Common Shares, the number of Common Shares so credited shall equal the number of such Common Shares (and fractions thereof) that would have been distributed with respect to the Common Shares deemed to be held in your Cardinal Stock Account as of the Dividend Record Date, if such Common Shares were outstanding. If such dividend or other distribution is in the form of property other than cash or Common Shares, the number of Common Shares so credited shall be a number of Common Shares (and fractions thereof) having a Value, as of the Dividend Payment Date, equal to the value of the property that would have been distributed with respect to the Common Shares deemed to be held in your Cardinal Stock Account as of the Dividend Record Date, if such Common Shares were outstanding. The value of such property shall be its fair market value as of the Dividend Payment Date, determined by the Cardinal Board of Directors (the "Board") based upon market trading if available and otherwise based upon such factors as the Board deems appropriate.

5. A new sentence is hereby added to the end of Article IV, subparagraph C.5 which provides as follows:

         Payments of amounts credited to your Cardinal Stock Account, if any, shall be in the form of Common Shares plus cash in lieu of any fractional shares.

6. A new paragraph E is hereby added to Article V entitled "General Restrictions" which provides as follows:

         E.  GENERAL RESTRICTIONS

                            Notwithstanding any other provision of this Plan or any Directors Deferred Compensation Agreement, the Company shall not be required to issue or deliver any certificate or certificates for Common Shares under this Plan prior to fulfillment of all of the following conditions:

         (i) Listing or approval for listing upon official notice of issuance of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be a market for the Common Shares;

         (ii) Any registration or other qualification of such shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Chairman shall, in his absolute discretion upon the advice of counsel, deem necessary or advisable; and

         (iii) Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Chairman shall, in his absolute discretion after receiving the advise of counsel, determine to be necessary or advisable.

         Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for the participants.

7. A new paragraph F is hereby added to Article V entitled "Common Shares Available" which provides as follows:


         F.  COMMON SHARES AVAILABLE

                            The maximum aggregate number of Common Shares which may be credited to Cardinal Stock Accounts pursuant to this Plan is 1,500,000. Common Shares issuable under the Plan may be taken from authorized but unissued shares, treasury shares, shares held in a trust for purposes of the Plan, or purchased on the open market. No single participant may acquire under the Plan more than 750,000 Common Shares.

                            In the event of any stock dividend, stock split, share combination, corporate separation or division (including, but not limited to, split-up, spin-off, split-off or distribution to Cardinal's


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         shareholders other than a normal cash dividend), or partial or complete liquidation, or any other corporate transaction or event having any effect similar to any of the foregoing, then the aggregate number of Common Shares reserved for issuance under the Plan shall be appropriately substituted for new shares or adjusted, as determined by Cardinal's Compensation and Personnel Subcommittee in its sole discretion.

8. Except to the extent otherwise set forth herein, the terms, conditions and provisions of the Original Plan are unchanged and remain in full force and effect.


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